Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated 2004 Long Term Incentive Plan and the ION Geophysical Corporation Employee Stock Purchase Plan of ION Geophysical Corporation of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of ION Geophysical Corporation and subsidiaries and the effectiveness of internal control over financial reporting of ION Geophysical Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
July 1, 2010